Exhibit 99.B(d)(v)

SCHRODER CAPITAL FUNDS (DELAWARE)

SECOND AMENDMENT

To INVESTMENT SUBADVISORY AGREEMENT

This SECOND AMENDMENT is made as of this 1st day of July, 2015 among Schroder Capital Funds (Delaware), Schroder Investment Management North America Inc. and Schroder Investment North America Limited to the Investment Subadvisory Agreement dated as of February 28, 2006, with respect to Schroder International Alpha Fund (formerly, Schroder International Fund) (the “Investment Subadvisory Agreement”).

WHEREAS, the Parties amended the Investment Subadvisory Agreement on June 30, 2012 to update Section 5 of the Investment Subadvisory Agreements and to add Exhibit A, each of which governs the compensation payable to Schroder Investment North America Limited (the “Subadviser”); and

WHEREAS, the Parties desire to further amend the Investment Subadvisory Agreement to provide for a revised subadvisory fee;

NOW, THEREFORE, the parties agree as follows:

1.              Exhibit A to the Investment Subadvisory Agreement shall be deleted and replaced in its entirety with the following:

Exhibit A

Set forth below are the specific percentages that apply to each Fund in calculating the Compensation to be paid to the Subadviser under Section 5 of this Agreement.

Schroder International Alpha Fund — 49.5%

2.              All other provisions of the Investment Advisory Agreements remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.

SCHRODER CAPITAL FUNDS (DELWARE)

By:	/s/ Alan M. Mandel
Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William P. Sauer
Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

By:	/s/ Mark A. Hemenetz
Authorized Signatory